Filed pursuant to Rule 433

Registration Statement Nos. 333-167916

333-179186

March 5, 2012

United Mexican States

Final Terms and Conditions

4.750% Global Notes due 2044

Issuer:	United Mexican States

Transaction:	4.750% Global Notes due 2044 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $2,000,000,000

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch) *

Maturity Date:	March 8, 2044

Pricing Date:	March 5, 2012

Settlement Date:	March 8, 2012 (T+3)

Coupon:	4.750%

Issue price:	98.559%

Yield:	4.839%

Interest Payment Dates:	March 8 and September 8 of each year, commencing on September 8, 2012

Optional Redemption:	Make-Whole Call at Treasuries +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.25%

Listing:	Application will be made to the Luxembourg Stock Exchange - Euro MTF market

CUSIP/ISIN:	91086QBB3 / US91086QBB32

Joint Bookrunners /Allocation:	Citigroup Global Markets Inc. (50%) HSBC Securities (USA) Inc. (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated February 2, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512043482/d294194d424b2.htm. A preliminary pricing supplement, dated March 5, 2012, containing a description of the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512095602/d309192d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2010 is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493d18k.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493dex99d.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493dex99e.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2010, including each of Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312512000268/d269513d18ka.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312512000268/d269513dex1.htm;

for Amendment No. 1 filed with the Commission on January 3, 2012; and

http://www.sec.gov/Archives/edgar/data/101368/000119312512005369/d278813d18ka.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312512005369/d278813dex1.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312512005369/d278813dex2.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312512005369/d278813dex3.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312512005369/d278813dex4.htm;

for Amendment No. 2 filed with the Commission on January 6, 2012; and

http://www.sec.gov/Archives/edgar/data/101368/000119312512095600/d309211d18ka.htm;

and

http://www.sec.gov/Archives/edgar/data/101368/000119312512095600/d309211dex1.htm;

For Amendment No. 3 filed with the Commission on March 5, 2012.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at

1-800-831-9146 or HSBC Securities (USA) Inc. at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.